UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 29, 2007

Commission File Number 000-28638

THE FLOORING ZONE, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	20-0019425
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number.)

3441 Cypress Mill Road, Suite 103, Brunswick, Georgia
(Address of principal executive offices)

31520
(Zip code)

(912) 279-1642
(Registrant’s Executive Office Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Change in Control of Registrant

On November 29, 2007, pursuant to a Stock Purchase Agreement between Michael Carroll, the sole executive officer and a member of board of directors of the Company, and Andrew Limpert, Mr. Carroll sold 11,550,000 shares of his common stock to Mr. Limpert for $112,750. Mr. Limpert used personal funds to acquire the shares.

Following the transaction Mr. Limpert owns 11,550,100 shares or 59% of the 19,569,750 shares of outstanding common stock and Mr. Carroll owns 7,449,900 shares or 38% of the outstanding common stock of the Company.

In connection with this transaction, on November 29, 2007 Mr. Carroll tendered his resignation as a director and officer of the Company. Mr. Carroll’s resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. Also in connection with the transaction, on November 29, 2007 Mr. Limpert was appointed to the board of directors. Mr. Limpert was also appointed by the board of directors to serve as the interim Chief Executive Officer, interim Chief Financial Officer and secretary of the Company. Following is certain background information regarding Mr. Limpert:

Mr. Limpert graduated from the University of Utah with a Bachelors of Science degree in Finance in 1994. He earned a Masters of Business Administration with an emphasis in Finance in 1998. Since 1998, he has been an investment advisor with Belsen Getty, LLC, providing wealth management direction and strategic and financial advice for several investment banks. For the past 15 years he has founded, consulted on and funded numerous businesses in the private and public arenas. Mr. Limpert has been associated with Axxess Funding Group, LLC since 2004 as its marketing manager. Mr. Limpert serves as a director of BBM Holdings, Inc. a New York based provider of ship-to-shore internet connectivity technology. BBM Holdings, Inc. is an SEC reporting issuer. Mr. Limpert is 38 years old.

There are no family relationships between any of the Company’s directors or executive officers.

As an associated person of a registered investment advisor, Mr. Limpert is engaged in the investment business. In that capacity, Mr. Limpert analyzes the operations, capital structure and markets of companies, including the Company, on a continuous basis. It is the intention of Mr. Limpert to investigate opportunities to increase shareholder value. While neither Mr. Limpert nor Mr. Carroll have entered into any agreements or commenced negotiations with other entities, it is contemplated that from time to time Mr. Limpert, on the Company’s behalf, may hold discussions with Company management, third parties and management of other companies in which the Company may suggest or take a position with respect to potential changes in the operations, management or capital structure of such companies as a means of enhancing shareholder value. Such suggestions or positions may relate to or could include, among other things:

•	the possible acquisition by any person of additional securities of the Company, or the possible disposition of securities of the Company;

•	possible extraordinary corporate transactions (such as a merger, reorganization or liquidation) involving the Company or any of its subsidiaries;
•	the possible sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
•

making or seeking to make changes in or affecting the board of directors or management of the Company, including plans or proposals to change the number or term of directors or to fill any existing vacancies on the board of directors;

•	making or seeking to make changes in the capitalization or dividend policy of the Company;
•	making or seeking to make any other material change in the Company’s business or corporate structure;
•

making or seeking to make changes in the Company’s articles of incorporation or bylaws or other actions which may impede the acquisition of control of the Company by any person, including the soliciting of votes of the Issuer’s shareholders in any annual or special meeting of shareholders of the Company;

•

causing or seeking to cause a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in and inter-dealer quotation system of a registered national securities association;

•	causing or seeking to cause a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or
•	any action similar to any of those enumerated above.

Since the beginning of the Company’s last fiscal year, the Company has not engaged in, nor is it currently considering any proposed transaction in excess of $120,000 in which Mr. Limpert had or will have a direct or indirect material interest.

The Stock Purchase Agreement also provides antidilution protection to Mr. Carroll for a period of eighteen months, including the agreement of Mr. Limpert that he will not vote his shares in favor any reverse stock split greater than two shares for one share unless Mr. Carroll also votes his shares in favor of or otherwise agree to such a reverse stock split.

The description of the Stock Purchase Agreement in this Current Report is only a summary of the Stock Purchase Agreement and is qualified in its entirety by reference to the terms of the Stock Purchase Agreement, a copy of which is attached as an exhibit to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 17.1	Resignation Letter of Michael Carroll dated November 29, 2007

Exhibit 99.1	Stock Purchase Agreement, dated November 29, 2007, between Michael Carroll and Andrew Limpert

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FLOORING ZONE, INC.

Dated: November 29, 2007	By:	/s/ Andrew Limpert
Andrew Limpert
Interim Chief Executive Officer